RESEARCH FRONTIERS HOSTS LICENSEE CONFERENCE AT THE WORLD’S
FAIR IN MILAN UNDER THE LARGEST SPD-SMARTGLASS ROOF IN THE WORLD

Woodbury, NY – October 9, 2015. Today Research Frontiers (Nasdaq: REFR) hosted a licensee conference at the Milan Expo in Milan, Italy on the terrace of the USA Pavilion. The USA Pavilion features an SPD-SmartGlass roof, consisting of 312 panels that make up over 10,000 sq. ft. of continuous smart glass made by our licensee Isoclima. To learn more about the Milan Expo and the SPD-SmartGlass roof at the USA Pavilion, please see our original press release from the opening of the World’s Fair in May.

President and CEO, Joseph Harary, presented at the well-attended event which included representatives from various licensees around the world including, Hitachi Chemical, Asahi Glass Company, Cricursa, DIC/Sun Chemical, GKN Aerospace, iGlass, Isoclima, Pittsburgh Glass Works, Saint Gobain, Smart Glass International as well as various customers and other attendees. Other presentations of the day were from Andrea Grassi on the benefits of SPD-SmartGlass from Genius Loci Architecture and Roberto Rampazzo, Production Manager of Isoclima, which presented a helicopter window, automotive sunroof and architectural skylight. Following the presentations, licensees met in breakout sessions and one- on-one meetings with other licensees, fostering further collaboration and growth.

Joseph M. Harary, President of Research Frontiers, noted his appreciation to the licensees which have made SPD-SmartGlass the best selling smart window technology in the world and said, “We felt that it was time for us to get together as an industry. The SPD-SmartGlass industry has grown considerably, particularly in the last two years with the introduction of the Mercedes S-Class sedan, being standard equipment on seven different model aircraft and the growth of architects specifying our technology in major architectural projects around the world.”

The end of October marks the closing of the Milan Expo, which broke records for attendance, which saw about 150,000 people a day and 200,000 people a day on weekends. Overall 20 million people are expected to attend.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc.

For further information about Research Frontiers, Isoclima, SPD-Smart technology and the USA Pavilion, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1 516 364 1902
Info@SmartGlass.com